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                                                                      Exhibit 5
                                Hunton & Williams
                          Riverfront Plaza, East Tower
                              951 East Byrd Street
                          Richmond, Virginia 23219-4074



                                December 28, 2001

Board of Directors
FBR Asset Investment Corporation
Potomac Tower, 1001 Nineteenth Street North
Arlington, Virginia 22209

                       Registration Statement on Form S-3
        $100,000,000 of Common Stock, Preferred Stock and Debt Securities
                                       and
                   1,150,105 Shares of Common Stock for Resale

Ladies and Gentlemen:

We have acted as counsel to FBR Asset Investment Corporation, a Virginia corporation (the "Company"), in connection with the Registration Statement on Form S-3, registration number 333-75408 (the "Registration Statement"), filed under the Securities Act of 1933, as amended, with respect to (a) the issuance and sale of debt securities ("Debt Securities"), shares of the Company's common stock, $.01 par value per share ("Common Stock") and shares of preferred stock, no par value, in one or more series ("Preferred Stock" and, together with the Debt Securities and Common Stock, the "Offered Securities"), to be offered from time to time, having an aggregate maximum public offering price not to exceed $100,000,000, as described in the Registration Statement and on terms to be determined at the time of the offering, and (b) the offer and sale from time to time of up to 1,150,105 shares of the Company's Common Stock by certain selling shareholders named in the Registration Statement (the "Secondary Shares").

In connection therewith, we have relied upon, among other things, our examination of such documents, records of the Company and certificates of its officers and public officials, as we have deemed necessary for purposes of the opinion expressed below.

Based upon the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that:

     1. The Company was duly incorporated and is validly existing and in good standing under the laws of the Commonwealth of Virginia.


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         2. When the terms of any Offered Securities have been authorized by appropriate action of the Company, and, in the case of Debt Securities, have been duly executed, authenticated and delivered in accordance with the applicable indenture, and have been issued and sold as described in the Registration Statement, the Prospectus included therein and any applicable Prospectus Supplement, then the Offered Securities (to the extent consisting of Preferred Stock and/or Common Stock) will be legally issued, fully paid and non-assessable and (to the extent consisting of Debt Securities) will be validly authorized and issued and binding obligations of the Company.

         3. The Secondary Shares, to the extent previously issued, have been duly authorized and are validly issued, fully paid and non-assessable and, to the extent not yet issued, have been duly authorized and reserved for issuance and, when issued upon exercise by the applicable selling shareholder of its option to purchase such shares in accordance with the terms of such option as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the heading "Legal Matters" therein.

                                Very truly yours,

                              /s/ Hunton & Williams